Exhibit 3.1

ARTICLES OF INCORPORATION

of

SAGA COMMUNICATIONS REINCORPORATION, INC.

ARTICLE ONE

NAME

The name of the corporation is Saga Communications Reincorporation, Inc. (referred to in these Articles of Incorporation (the “Articles”) as the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Florida is 1200 South Pine Island Road, Plantation, Florida 33324, and the name of the registered agent at such address is CT Corporation System. The principal office mailing address of the Corporation is 73 Kercheval Avenue, Suite 201, Grosse Pointe Farms, Michigan 48236.

ARTICLE THREE

PURPOSES

The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as the same exists and may subsequently be amended (the “FBCA”), and by such statement all lawful actions and activities shall be within the purposes of the Corporation except for express limitations, if any. The Corporation shall possess and exercise all the powers and privileges granted by the FBCA, by any other law or by these Articles, together with any powers incidental thereto as far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the purposes of the Corporation.

ARTICLE FOUR

CAPITAL STRUCTURE

4.1 Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 40,000,000 shares, consisting of three classes of capital stock;

(a) 35,000,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Shares”);

(b) 3,500,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Shares”, and together with the Class A Shares, the “Common Shares”); and

(c) 1,500,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Shares”).

4.2 Designations, Preferences, etc. The designations, preferences, powers, qualifications, and special or relative rights, or privileges of the capital stock of the Corporation shall be set forth in ARTICLE FIVE and ARTICLE SIX below.

ARTICLE FIVE

COMMON SHARES

5.1 Identical Rights. Except as herein otherwise expressly provided in this ARTICLE FIVE, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges.

5.2 Dividends.

(a) When, as, and if dividends are declared by the Corporation’s Board of Directors, whether payable in cash, in property, or in securities of the Corporation, the holders of Common Shares shall be entitled to share equally in and to receive, in accordance with the number of Common Shares held by each such holder, all such dividends, except that if dividends are declared that are payable in Common Shares, such stock dividends shall be payable at the same rate on each class of Common Shares and shall be payable only in Class A Shares to holders of Class A Shares and in Class B Shares to holders of Class B Shares.

(b) Dividends payable under this Paragraph 5.2 shall be paid to the holders of record of the outstanding Common Shares as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend. Any Common Shares issued as a dividend pursuant to this Paragraph 5.2 shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges. The Corporation shall not issue fractions of Common Shares on payment of such dividend but shall issue a whole number of shares to such holder of Common Shares rounded up or down in the Corporation's sole discretion to the nearest whole number, without compensation to the shareholder whose fractional share has been rounded down or from any shareholder whose fractional share has been rounded up.

(c) Notwithstanding anything contained herein to the contrary no dividends on Common Shares shall be declared by the Corporation’s Board of Directors or paid or set apart for payment by the Corporation at any time that such declaration, payment, or setting apart is prohibited by applicable law.

5.3 Stock Splits. The Corporation shall not in any manner subdivide (by any stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine the outstanding shares of one class of Common Shares unless the outstanding shares of all classes of Common Shares shall be proportionately subdivided or combined.

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5.4 Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of the Corporation, after payment shall have been made to holders of outstanding Preferred Shares, if any, of the full amount to which they are entitled pursuant to these Articles and any resolutions that may be adopted from time to time by the Corporation’s Board of Directors, in accordance with ARTICLE SIX below (for the purpose of fixing the voting rights, designations, preferences, and relative, participating, optional, or other special rights of any series of Preferred Shares), the holders of Common Shares shall be entitled, to the exclusion of the holders of Preferred Shares, if any, to share ratably, in accordance with the number of Common Shares held by each such holder, in all remaining assets of the Corporation available for distribution among the holders of Common Shares, whether such assets are capital, surplus, or earnings. For the purposes of this Paragraph 5.4, neither the consolidation or merger of the Corporation with or into any other corporation or corporations in which the shareholders of the Corporation receive capital stock and/or other securities (including debt securities) of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), nor the sale, lease or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation as those terms are used in this Paragraph 5.4.

5.5 Voting Rights.

(a) The holders of the Common Shares shall vote as a single class on all matters submitted to a vote of the shareholders, with each Class A Share entitled to one vote and each Class B Share entitled to ten votes, except (i) for the election of directors, which shall be governed by subparagraphs (b) and (c) below, (ii) with respect to any Going Private Transaction (as such term is defined below), which shall be governed by subparagraph (e) below, and (iii) as otherwise provided by law.

(b) In the election of directors, the holders of Class A Shares shall be entitled by class vote, exclusive of all other shareholders, to elect that number of directors that constitutes twenty-five percent (25%) of the authorized number of the Corporation’s directors, or if such 25% is not a whole number, the nearest whole number of directors that is at least 25% with each Class A Share entitled to one vote. The holders of Class A Shares shall be entitled by class vote to vote on the removal of any director so elected.

(c) Except as otherwise provided in subparagraph (b) above, the holders of Class A Shares and Class B Shares, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than directors elected pursuant to subparagraph (b) above and other than any director which the holders of any then outstanding Preferred Stock shall be entitled to elect), with each Class A Share entitled to one vote, and each Class B Share entitled to ten votes. The holders of Class A Shares and Class B Shares are not entitled to cumulative votes in the election of any directors.

(d) In the event of the death, removal or resignation of a director elected by the holders of Class A Shares (pursuant to subparagraph (b) above) prior to the expiration of his term, the vacancy on the Board of Directors created thereby may be filled by a majority of the directors then in office, although less than a quorum; provided, that any person appointed to fill a vacancy created by the death, removal or resignation of a director elected by the holders of the Class A Shares (in accordance with subparagraph (b) above) shall be an “Independent Director,” as such term is defined in NASDAQ Listing Rule 5605(a)(2), as the same may be amended from time to time (or if the Class A Shares shall be listed on a different national securities exchange or other trading system as may be analogously defined by the rules of such exchange or system). A director elected in such manner to fill such vacancy shall hold office until his successor has been duly elected and qualified at a meeting of the holders of Class A Shares duly called for such purpose.

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(e) With respect to any Going Private Transaction (as such term is defined below), the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share and Class B Share entitled to one vote. For purposes of this Paragraph 5.5, the term “Going Private Transaction” shall mean any transaction between the Corporation and (i) Edward K. Christian (the “Principal Shareholder”) or (ii) any Affiliate of the Principal Shareholder (as such term is defined below in Paragraph 5.7(a)), in each case which would qualify as a “Rule 13e-3 Transaction,” as such term is defined in Rule 13e-3(a)(3), 17 C.F.R. Section 240.13e-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended; provided, that, the term “affiliate” as used in Rule 13e-3(3)(i) shall be deemed to include an “Affiliate of the Principal Shareholder,” as such term is defined below in Paragraph 5.7(a).

(f) As long as any of the Common Shares shall be listed and quoted on the NASDAQ, the Board of Directors of the Corporation shall ensure, and shall have all powers necessary to ensure, that the membership of the Board of Directors shall at all times include such number of “Independent Directors” (as such term is defined in NASDAQ Listing Rule 5605(a)(2), as the same may be amended from time to time) as shall be required by NASDAQ listing requirements for the Common Shares to be eligible for listing and quotation on NASDAQ. In the event that the Common Shares shall cease to be listed and quoted on NASDAQ and subsequently are to be listed and quoted on an exchange or other trading system, the Board of Directors of the Corporation shall ensure, and shall have all powers necessary to ensure, that the membership of the Board of Directors shall at all times be consistent with the applicable rules and regulations, if any, for the Common Shares to be eligible for listing and quotation on such exchange or other trading system.

5.6 No Preemptive or Subscription Rights. No holder of Common Shares shall be entitled to preemptive or subscription rights.

5.7 Conversion Rights.

(a) Automatic Conversion. Each Class B Share shall convert automatically into one fully paid and non-assessable Class A Share (i) upon its sale, gift, or other transfer to a party other than the Principal Shareholder or any Affiliate of the Principal Shareholder (as such term is defined below) or (ii) in the event of a sale, gift or other transfer of a Class B Share to an Affiliate of the Principal Shareholder, upon the death of the transferor. Each of the foregoing automatic conversion events shall be referred to hereinafter as an “Event of Automatic Conversion.”

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For purposes of this Paragraph 5.7, the term “Affiliate of the Principal Shareholder” shall mean (w) any individual or entity who or that, directly or indirectly, controls or is controlled by, or is under common control with, the Principal Shareholder, (x) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which the Principal Shareholder is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which the Principal Shareholder has a substantial beneficial interest, (y) any trust or other estates in which a Principal Shareholder has a substantial beneficial interest or as to which the Principal Shareholder serves as trustee or in a similar fiduciary capacity, or (z) any relative or spouse of the Principal Shareholder, or any relative of such spouse, who has the same home as the Principal Shareholder or who is a director or an officer of the Corporation or any of its parents or subsidiaries.

(b) Voluntary Conversion. Each Class B Share shall be convertible, at the option of its holder, into one fully paid and non-assessable Class A Share at any time.

(c) Voluntary Conversion Procedure. At the time of a voluntary conversion, the holder of Class B Shares shall deliver to the office of the Corporation or any transfer agent for the Class A Shares (i) the certificate or certificates representing the Class B Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the name and addresses in which each certificate for Class A Shares issued upon such conversion is to be issued. Conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the Corporation of the Class B Shares to be converted, and the person exercising such voluntary conversion shall be deemed to be the holder of record of the number of Class A Shares issuable upon such conversion at such time. The Corporation shall promptly deliver certificates evidencing the appropriate number of Class A Shares to such person.

(d) Automatic Conversion Procedure. Promptly upon the occurrence of an Event of Automatic Conversion such that Class B Shares are converted automatically into Class A Shares, the holder of such shares shall surrender the certificate or certificates therefore, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation, or of any transfer agent for the Class A Shares, and shall give written notice to the Corporation, at such office; (i) stating that the shares are being converted pursuant to an Event of Automatic Conversion into Class A Shares as provided in Paragraph 5.7(a) of this ARTICLE FIVE, (ii) specifying the Event of Automatic Conversion (and, if the occurrences of such event is within the control of the transferor, stating the transferor’s intent to effect an Event of Automatic Conversion), (iii) identifying the number of Class B Shares being converted, and (iv) setting out the name or names (with addresses) and denominations in which the certificate or certificates for Class A Shares shall be issued and shall include instructions for delivery thereof. Delivery of such notice together with the certificates representing the Class B Shares shall obligate the Corporation to issue such Class A Shares. Thereupon the Corporation or its transfer agent shall promptly issue and deliver at such stated address to such holder or to the transferee of Class B Shares a certificate or certificates for the number of Class A Shares to which such holder or transferee is entitled registered in the name of such holder, the designee of such holder or transferee as specified in such notice.

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To the extent permitted by law, conversion pursuant to an Event of Automatic Conversion shall be deemed to have been affected as of the date on which the Event of Automatic Conversion occurred (such time being the “Conversion Time”). The person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares at and as of the Conversion Time, and the right of such person as a holder of Class B Shares shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this subparagraph (d).

(e) Unconverted Shares; Notice Required. In the event of the conversion of less than all of the Class B Shares evidenced by a certificate surrendered to the Corporation in accordance with the procedures of this Paragraph 5.7, the Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to such holder, as new certificate evidencing the number of Class B Shares not converted. Class B Shares shall not be transferred on the books of the Corporation unless the Corporation shall have received from the holder thereof the written notice described herein.

(f) Reissue of Shares. Class B Shares that are converted into Class A Shares as provided herein shall be retired and cancelled and shall not be reissued.

(g) Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Shares, for the purposes of effecting conversions, such number of duly authorized Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares. The Corporation covenants that all the Class A Shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation will take all such action as may be necessary to ensure that all such Class A Shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Shares may be listed. The Corporation will not take any action that results in any adjustment of the conversion ratio if the total number of Class A Shares issued and issuable after such action upon conversion of the Class B Shares would exceed the total number of Class A Shares then authorized by the Corporation’s Articles.

5.8 Consideration on Merger, Consolidation, etc. In any merger, consolidation, or business combination, the consideration to be received per share by the holders of Class A Shares and Class B Shares must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the Class A Shares and the Class B Shares.

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ARTICLE SIX

PREFERRED SHARES

Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. Subject to the provisions of these Articles and this ARTICLE SIX, the Board of Directors is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such additional series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such additional series subsequent to the issue of shares of that series.

Authorized and unissued shares of Preferred Stock may be issued with such designations, voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations and restrictions on such rights, as the Board of Directors may authorize by resolutions duly adopted prior to the issuance of any shares of such series of preferred stock, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series and whether the shares of any such series having voting rights shall have multiple votes per share; (iii) the dividend rate on the shares of such series, any restriction, limitation, or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase of sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution, or winding-up of the Corporation, or the distribution of its assets; and (vii) the prices or rates of conversion at which, the terms and conditions on which, the shares are convertible.

Any and all shares issued and for which full consideration has been paid or delivered shall be deemed fully paid stock, and the holder thereof shall not be liable for any further payment thereon.

ARTICLE SEVEN

MANAGEMENT OF THE CORPORATION

The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are inserted for the purpose of creating, defining, limiting, and regulating the powers of the Corporation and its directors and shareholders:

(a) The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

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(b) The number of directors which shall constitute the whole Board of Directors shall be fixed and may be altered from time to time by, or in the manner provided in, the Bylaws.

(c) The Board of Directors shall have the power to make, alter, amend, or repeal the Bylaws of the Corporation, except to the extent the Bylaws otherwise provide.

(d) All corporate powers and authority of the Corporation (except as at the time otherwise provided by statute, by these Articles, or by the Bylaws) shall be vested in and exercised by the Board of Directors.

(e) The shareholders and directors shall have the power, if the Bylaws so provide, to hold their respective meetings within or without the State of Florida and may (except as otherwise required by statute) keep the Corporation’s books outside the State of Florida, at such places as from time to time may be designated by the Bylaws or the Board of Directors.

ARTICLE EIGHT

SPECIAL MEETING OF SHAREHOLDERS

A special meeting of the shareholders of the Corporation for any purpose or purposes may be called at any time by (a) the President or Chairman of the Board of Directors, (b) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors or (c) the holders of not less than fifty percent (50%) of all votes entitled to be cast on any issue proposed to be considered at the proposed meeting.

ARTICLE NINE

AFFILIATED TRANSACTIONS; CONTROL-SHARE ACQUISITIONS

9.1 Higher Voting Threshold for Certain Transactions.

(a) In addition to any affirmative vote required by law or otherwise, and except as expressly provided in this ARTICLE NINE the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the Voting Securities (as defined herein), excluding the Voting Securities beneficially owned by a Related Person (as defined herein) who is party to the Business Combination (as defined herein), shall be required for the approval or authorization of any Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in these Articles or in any agreement with any national securities exchange or otherwise.

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(b) The provisions of Paragraph 9.1(a) of this ARTICLE NINE shall not apply to any Business Combination involving only (x) the acquisition or issuance by the Corporation or any of its subsidiaries of securities of the Corporation in a transaction in which all holders of securities of the same class or series (other than a Related Person) are entitled to participate on identical terms and the Related Person is entitled to participate, if at all, on terms not more favorable than the terms upon which the other holders of securities of the same class or series are entitled to participate; provided that any such acquisition or issuance is not made pursuant to an agreement or understanding with the Related Person; or (y) the acquisition of goods or services by or from the Corporation or any of its subsidiaries on terms no less favorable to the Corporation or such subsidiary, as the case may be, than the terms on which such goods or services may be acquired in the ordinary course of business by or from a Person (as defined herein) unaffiliated with the Corporation.

(c) The provisions of Paragraph 9.1(a) of this ARTICLE NINE shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such Business Combination shall have been approved by a majority (whether such approval is made prior or subsequent to the acquisition of beneficial ownership of the Voting Securities that caused the Related Person to become a Related Person) of the Disinterested Directors (as defined herein).

(d) The provisions of Paragraph 9.1(a) of this ARTICLE NINE shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if the Related Person: (i) has been the beneficial owner of at least eighty percent (80%) of the Corporation’s outstanding voting shares for at least 5 years preceding the announcement date or (ii) is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the Corporation, exclusive of shares acquired directly from the Corporation in a transaction not approved by a majority of the Disinterested Directors.

(e) The provisions of Paragraph 9.1(a) of this ARTICLE NINE shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if all of the following conditions are met:

(i) The Business Combination shall provide for consideration to be received by all holders of Common Shares in exchange for all their Common Shares, and the aggregate amount of cash and the Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash, to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the higher of the amounts determined under clauses a. and b. below (subject to appropriate adjustment for any recapitalization, stock dividend, stock split, combination of shares or similar event):

a. if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Related Person for any Common Shares within the two-year period immediately prior to the Announcement Date (as defined herein); and

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b. the Fair Market Value per share of the Common Shares on the Announcement Date or on the Determination Date, whichever is higher;

(ii) The consideration to be received by holders of a particular class or series of outstanding Voting Securities shall be in cash or in the same form as previously has been paid by or on behalf of the Related Person in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Voting Securities. If the consideration so paid for shares of any class or series of Voting Securities varied as to form, the form of consideration for such class or series of Voting Securities shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of stock previously acquired by the Related Person; and

(iii) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

9.2 If any vote of holders of Voting Securities is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be mailed at a date determined by the Disinterested Directors to all shareholders of the Corporation whether or not such statement is required under the Exchange Act. The statement shall contain any recommendations as to the advisability of the Business Combination which the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of an investment banking firm as to the fairness of the terms of such Business Combination. Such firm shall be selected by the Disinterested Directors and paid a fee for its services by the Corporation as approved by the Disinterested Directors.

9.3 For purposes of this ARTICLE NINE:

(a) “Affiliate” and “beneficial owner” are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Exchange Act. The term “Affiliate” as used herein shall exclude the Corporation, but shall include the definition of “Associate” as contained in Rule 12b-2.

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(b) “Announcement Date”, with respect to any Business Combination, is the first public announcement of the proposed Business Combination.

(c) A “Business Combination” is: (i) a merger or consolidation of the Corporation or any of its subsidiaries with a Related Person; (ii) the sale, lease, exchange, pledge, transfer or other disposition (X) by the Corporation or any of its subsidiaries of all or a Substantial Part of the Corporation’s Assets to a Related Person, or (Y) by a Related Person of any of its assets, except in the ordinary course of business, to the Corporation or any of its subsidiaries; (iii) the issuance of shares or other securities of the Corporation or any of its subsidiaries to a Related Person, other than on a pro rata basis to all holders of Voting Securities of the same class held by the Related Person pursuant to a share split, share dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Securities beneficially owned by a Related Person; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

(d) “Determination Date”, with respect to any Related Person, is the date on which the Related Person became a Related Person.

(e) A “Disinterested Director” is a member of the Board of Directors of the Corporation (other than the Related Person) who was a director prior to the time the Related Person became a Related Person, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of a majority of the Disinterested Directors.

(f) “Fair Market Value” is: (a) in the case of shares, the highest closing sale price per share during the 30-day period immediately preceding the date in question of such shares on the principal United States securities exchange registered under the Exchange Act on which such shares are listed; or if no such quotations are available, the fair market value per share on the date in question of such shares as determined by at least two-thirds of the Disinterested Directors in good faith and (b) in the case of property other than shares, the fair market value of such property on the date in question as determined in good faith by at least two-thirds of the Disinterested Directors.

(g) A “Person” is a natural person or a legal entity of any kind, together with any Affiliate of such person or entity, or any person or entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting or holding Voting Securities.

(h) A “Related Person” is: (i) any Person which, together with its Affiliates, is the beneficial owner of an aggregate of fifteen percent (15%) or more of the Common Shares or of the total voting power of all outstanding Voting Securities; (ii) any officer, director or employee of a Related Person; (iii) any Person which, together with its Affiliates, shall become, in a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, the beneficial owner of Voting Securities of which a Related Person was the beneficial owner at any time during the two years prior to the time such Person or Affiliate became such beneficial owner and (iv) any Affiliate of any such Person, provided, that the term “Related Person” shall not include the Corporation; any savings, employee stock ownership or other employee benefit plan of the Corporation or any trustee or fiduciary when acting in such capacity with respect to any such employee benefit plan of the Corporation; or any subsidiary in which all the capital stock, or equity interest, is owned by the Corporation, by one or more such subsidiaries or by the Corporation and one or more such subsidiaries.

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(i) A “Substantial Part of the Corporation’s Assets” means assets of the Corporation or any of its subsidiaries in an amount equal to twenty percent (20%) or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

(j) “Voting Securities” means all outstanding Common Shares, with each Class A Share entitled to one vote and each Class B Share entitled to ten votes.

9.4 The Corporation elects not to be governed by Section 607.0901 (relating to affiliated transactions) or by Section 607.0902 (relating to control-share acquisitions) of the FBCA, and the provisions of such statutes shall not apply to the Corporation.

ARTICLE TEN

AMENDMENTS

The Corporation reserves the right to amend or repeal any provisions contained in these Articles from time to time and at any time in the manner now or hereafter prescribed in these Articles and by the laws of the State of Florida, and all rights herein conferred upon shareholders are granted subject to such reservation.

ARTICLE ELEVEN

PARTICIPATION OF NON-CITIZENS

The following provisions are included for the purpose of ensuring that control and management of the Corporation remains with loyal citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time.

(a) The Corporation shall not issue to “Aliens” (which term shall include (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; and (iv) a representative of, or an individual or entity controlled by, any of the foregoing), either individually or in the aggregate, in excess of twenty-five percent(25%) of the total number of shares of capital stock of the Corporation outstanding at any time and shall seek not to permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held by Aliens exceeding such twenty-five percent (25%) limit.

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(b) No Alien or Aliens shall be entitled to vote or direct or control the vote of more than twenty-five percent (25%) of (i) the total number of shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time.

(c) No Alien shall be qualified to act as an officer of the Corporation, and no more than one-fourth of the total number of directors of the Corporation at any time and from time to time may be Aliens.

(d) The Board of Directors of the Corporation shall have all powers necessary to implement the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

LIMITATION OF LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director; except to the extent such exemption from liability or limitation of liability is not permitted under the FBCA.

ARTICLE THIRTEEN

INDEMNIFICATION

The Corporation shall indemnify and hold harmless any director, officer, employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Corporation or any subsidiary or parent of the Corporation, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the laws of the State of Florida, as they may be amended from time to time. Without limiting the foregoing, a director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation of liability is not permitted under the FBCA.

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ARTICLE FOURTEEN

REGULATORY COMPLIANCE

The Corporation shall not do, nor shall it cause any act to be done, that would cause it to be in violation of the Communications Act of 1934 or of the rules and regulations promulgated thereunder, as the same may be amended from time to time.

ARTICLE FIFTEEN

EFFECTIVE DATE

The effective date of these Articles of Incorporation is April 16, 2020 (the “Effective Date”).

[Signature on Following Page]

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IN WITNESS WHEREOF, these Articles have been signed this 16th day of April, 2020.

SAGA COMMUNICATIONS REINCORPORATION, INC.

By:	/s/ Samuel D. Bush
Name:	Samuel D. Bush
Title:	Incorporator

73 Kercheval Avenue, Suite 201
Grosse Pointe Farms, MI 48236

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

CT Corporation System

By:	/s/Stephanie Hencz
Name:	Stephanie Hencz
Title:	Assistant Secretary

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